As filed with the Securities and Exchange Commission on April 19, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

Form S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933
__________________

NANOPHASE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-3687863
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1319 Marquette Drive, Romeoville, Illinois 60446
(Address of Principal Executive Offices) (Zip Code)

NANOPHASE TECHNOLOGIES CORPORATION 2019 EQUITY COMPENSATION PLAN

NANOPHASE TECHNOLOGIES CORPORATION 2005 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

(Full title of the plan)

Jess A. Jankowski
Chief Executive Officer
Nanophase Technologies Corporation
1319 Marquette Drive
Romeoville, Illinois 60446

(Name and address of agent for service)

(630) 771-6708

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	3,000,000(1)	$1.52 (2)	$4,560,000 (2)	$497.50
Common Stock, $0.01 par value	150,000(3)	$1.52 (2)	$228,000 (2)	$24.87
(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also registers additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the anti-dilution provisions of the Nanophase Technologies Corporation 2019 Equity Compensation Plan.
(2)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sales prices of the Common Stock as quoted on the OTCQB marketplace on April 16, 2021, which was $1.52 per share.
(3)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also registers additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the anti-dilution provisions of the Nanophase Technologies Corporation 2005 Non-Employee Director Restricted Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this registration statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

 The following documents heretofore filed by Nanophase Technologies Corporation (the "Registrant") with the Commission are incorporated by reference in this registration statement:

(1)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2020;
(2)	The Registrant’s Current Report on Form 8-K filed on March 11, 2021; and
(3)	The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 000-22333) filed with the Commission on October 14, 1997, including any subsequently filed amendment or report updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Nothing in this registration statement shall be deemed to incorporate information furnished but not filed on Form 8-K.

The Registrant will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the Corporate Secretary of the Registrant at its principal offices, 1319 Marquette Drive, Romeoville, Illinois 60446, telephone (630) 771-6708.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant's certificate of incorporation, as amended, provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by us to the fullest extent permitted by the DGCL. The Registrant's policy is to offer the fullest extent of indemnification permitted under Delaware law.

Article VIII of the Registrant's certificate of incorporation, as amended ("Article VIII"), provides that the Registrant shall indemnify, to the fullest extent permitted by the DGCL, any director and any officer, employee or agent of the Registrant selected by the Board of Directors for indemnification, such selection to be evidenced by an indemnification agreement, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was a director, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or if such person has previously been designated for indemnification by a resolution of the Board of Directors, an officer, employee or agent of the Registrant, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

Article VIII also provides that the Registrant shall indemnify any director and any officer, employee or agent of the Registrant selected by the Board of Directors for indemnification, such selection to be evidenced by an indemnification agreement, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was a director, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or if such person has previously been designated for indemnification by a resolution of the Board of Directors, an officer, employee or agent of the Registrant, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant is also required under Article VIII to indemnify any director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, to the extent that such director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein.

The Registrant shall make any indemnification under Article VIII (unless ordered by a court) only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth above. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the Registrant.

The Registrant shall pay expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant as authorized in Article VIII.

Notwithstanding anything to the contrary above, (i) the Registrant shall not be obligated to indemnify a director, officer or employee or pay expenses incurred by a director, officer or employee with respect to any threatened, pending, or completed claim, suit or action, whether civil, criminal, administrative, investigative or otherwise ("Proceedings") initiated or brought voluntarily by a director, officer or employee and not by way of defense (other than Proceedings brought to establish or enforce a right to indemnification under the provisions of Article VIII unless a court of competent jurisdiction determines that each of the material assertions made by the director, officer or employee in such Proceedings were not made in good faith or were frivolous) and (ii) the Registrant shall not be obligated to indemnify a director, officer or employee for any amount paid in settlement of a Proceeding covered hereby without the prior written consent of the Registrant to such settlement.

The Registrant is not permitted to deem the indemnification and advancement of expenses provided by, or granted pursuant to, Article VIII as exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise, both as to action in such director's or officer's official capacity and as to action in another capacity while holding such office.

Under Article VIII, the Registrant has the right, authority and power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of Article VIII.

The provisions of Article VIII are deemed to be a contract between the Registrant and each director, or appropriately designated officer, employee or agent who serves in such capacity at any time while Article VIII is in effect and any repeal or modification of Article VIII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts. The provisions of Article VIII shall not be deemed to be a contract between the Registrant and any directors, officers, employees or agents of any other corporation (the "Second Corporation") which shall merge into or consolidate with the Registrant when the Registrant shall be the surviving or resulting corporation, and any such directors, officers, employees or agents of the Second Corporation shall be indemnified to the extent required under the DGCL only at the discretion of the Board of Directors of the Registrant.

The Registrant shall continue the indemnification and advancement of expenses provided by, or granted pursuant to, Article VIII, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent of the Registrant and shall inure to the benefit of the heirs, executors and administrators of such a person.

No director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or may hereafter be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Registrant existing at the time of such elimination or limitation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of Article VIII by the stockholders of the Registrant shall be prospective only, and shall not adversely affect any limitation on the personal property of a director of the Registrant existing at the time of such repeal or modification.

The Registrant has entered into indemnification agreements with certain of its officers and all the members of its Board of Directors. The indemnification agreements provide for the indemnification, advancement and reimbursement of certain liabilities and expenses to the fullest extent permitted by law.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of Exhibits is incorporated herein by reference to the Index of Exhibits.

Item 9.	Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Romeoville, State of Illinois, on April 19, 2021.

NANOPHASE TECHNOLOGIES CORPORATION

By:	/s/ Jess A. Jankowski
Jess A. Jankowski
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes Jess A. Jankowski to execute in the name and on behalf of such person any post-effective amendment to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement as the Registrant deems appropriate, and appoints Jess A. Jankowski attorney-in-fact to sign any amendment and any post-effective amendment to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date
/s/ Jess A. Jankowski Jess A. Jankowski	President, Chief Executive Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 19, 2021
/s/ R. Janet Whitmore R. Janet Whitmore	Chair of the Board of Directors	April 19, 2021
/s/ Laura M. Beres Laura M. Beres	Director	April 19, 2021
/s/ Richard W. Siegel Richard W. Siegel	Director	April 19, 2021
/s/ George A. Vincent, III George A. Vincent, III	Director	April 19, 2021

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Certificate of Incorporation of Nanophase Technologies Corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 10-K"), SEC File No. 000-22333).
4.2	First Amendment to the Certificate of Incorporation of Nanophase Technologies Corporation dated July 27, 2006 (incorporated by reference to Exhibit 99.3 to the Registrant's Current Report on Form 8-K filed July 27, 2006, SEC File No. 000-22333).
4.3	Second Amendment to the Certificate of Incorporation of Nanophase Technologies Corporation dated August 23, 2010 (incorporated by reference to Exhibit A to the Registrant's Definitive Proxy Statement on Schedule 14A filed July 9, 2010).
4.4	Third Amendment to the Certificate of Incorporation of Nanophase Technologies Corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed August 29, 2016).
4.5	Fourth Amendment to the Certificate of Incorporation of Nanophase Technologies Corporation (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed November 22, 2019).
4.6	By-Laws of Nanophase Technologies Corporation (incorporated by reference to Exhibit 3.2 to the 1997 10-K, SEC File No. 000-22333).
4.7	Specimen stock certificate representing common stock (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 filed November 4, 1997, File No. 333-36937).
5.1	Opinion of Taft Stettinius & Hollister LLP.
23.1	Consent of RSM US LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Taft Stettinius & Hollister LLP (included in Exhibit 5.1).
24	Powers of Attorney (included on the signature page of this registration statement).
99.1	Nanophase Technologies Corporation 2019 Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed November 22, 2019).
99.2	Nanophase Technologies Corporation 2005 Non-Employee Director Restricted Stock Plan (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Form DEF14A filed May 17, 2005).